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CONSENT OF INDEPENDENT AUDITORS

The Milestone Funds Treasury Obligations Portfolio:

We consent to the use in Post-Effective Amendment No. 9 to Registration Statement No. 33-81574 of our report dated December 30, 1998, appearing in the Statement of Additional Information which is included in such Registration Statement, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, which are also included in such Registration Statement.

DELOITTE & TOUCHE LLP
New York, New York
January 26, 1999